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Exhibit 8(b)

PORTER & HEDGES, L.L.P. ATTORNEYS AND COUNSELORS AT LAW 1000 MAIN STREET, 36TH FLOOR HOUSTON, TEXAS 77002-6336
TELECOPIER (713) 228-1331 TELEPHONE (713) 226-6000	MAILING ADDRESS: P.O. BOX 4744 HOUSTON, TX 77210-4744

May 16, 2005

GEXA Corp.
20 Greenway Plaza, Suite 600
Houston, Texas 77046

Ladies and Gentlemen:

        We are acting as counsel to GEXA Corp. ("GEXA"), a Texas corporation, in connection with (i) the merger of WPRM Acquisition Subsidiary, Inc. ("Sub"), a Texas corporation and wholly-owned subsidiary of FRM Holdings, LLC ("Holdings"), a Delaware limited liability company and wholly-owned subsidiary of FPL Group, Inc. ("FPL"), a Florida corporation, with and into GEXA pursuant to the Agreement and Plan of Merger dated March 28, 2005 ("Agreement") by and among FPL, Holdings, Sub, and GEXA and (ii) the preparation and filing on May 16, 2005 of the Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"). The Registration Statement includes the proxy statement of GEXA and the prospectus of FPL. Capitalized terms not otherwise defined in this letter have the same meaning as in the Agreement.

        At your request and pursuant to section 6.3(d) of the Agreement, we hereby are rendering our opinion regarding certain United States federal income tax consequences of the Merger. We have reviewed the Agreement, the Registration Statement, and such corporate records and other documents as we deemed necessary or appropriate for purposes of enabling us to provide our opinion, and are relying upon the truth and completeness at all relevant times of the statements, covenants, and representations contained therein. We also have relied, with the consent of GEXA and FPL, on certifications of fact provided to us by representatives of GEXA and FPL for purposes of this opinion, and have assumed that such certifications of fact are true and complete without regard to any qualifications as to knowledge and belief. For purposes of our opinion, we have assumed that (i) all signatures are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all copies of documents submitted to us conform to the originals, (iv) the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the Merger, and (v) the Merger will qualify as a statutory merger under state law.

        Our opinion is based upon existing United States federal income tax law, including the Internal Revenue Code of 1986, as amended ("Code"), Treasury Department regulations promulgated thereunder, interpretative rulings of the Internal Revenue Service ("IRS"), and relevant court decisions, all of which are subject to change, possibly with retroactive effect. Any change in the United States federal income tax law, or in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, assumptions and representations on which we have relied as set forth above, may affect the validity of the opinion set forth herein. Our opinion is rendered as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any such changes (including any changes that have retroactive effect).

        Based on the foregoing, and subject to the qualifications stated herein and in the Registration Statement under the heading "Federal Income Tax Consequences to Holders of Gexa Common Stock," we are of the opinion that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (b) GEXA and FPL each will constitute a "party to a reorganization" within the meaning of Section 368(b) of the Code. In addition, we have concluded that the statements of legal conclusion set forth in the Registration Statement under the heading "Federal Income Tax Consequences to Holders of Gexa Common Stock" reflect our opinion as to the material anticipated United States federal income tax consequences to the holders of GEXA common stock as a result of the Merger.

        No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, local or other federal law. Additionally, there can be no assurances that the IRS will not take a position contrary to the opinion rendered herein or that a court would agree with the opinion if litigated.

        This letter is furnished to you solely for use in connection with the Merger and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referenced without our express written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Porter & Hedges, L.L.P. under the captions "Legal Matters" and "Federal Income Tax Consequences to Holders of Gexa Common Stock." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                      Sincerely,

                      /s/ Porter & Hedges, L.L.P.

                      PORTER & HEDGES, L.L.P.

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  Exhibit 8(b)